Exhibit 2.1

AMERICAN CAPITAL SENIOR FLOATING, LTD.

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

1.This Plan of Complete Liquidation and Dissolution (the "Plan") of American Capital Senior Floating, Ltd., a Maryland corporation (the "Company"), has been approved by the Board of Directors of the Company (the "Board") as being advisable and in the best interests of the Company and its stockholders (the "Stockholders"). The Board has directed that the Plan, including the sale of all or substantially all of the Company's assets and the dissolution of the Company pursuant to the Plan, be submitted to the Stockholders for approval. The Plan shall become effective upon approval of the Plan by the Stockholders. The date of the Stockholders' approval is hereinafter referred to as the "Effective Date."

2.Within 30 days after the Effective Date, the proper officers of the Company shall file Form 966 with the Internal Revenue Service, together with a certified copy of the Plan, as advised and approved by the Board and approved by the Stockholders. Not less than 20 days before the filing of Articles of Dissolution with the State Department of Assessments and Taxation of the State of Maryland (the "SDAT"), the proper officers of the Company shall mail notice to all known creditors of the Company, if any, at their respective addresses shown on the records of the Company as well as all employees of the Company, if any, either at their home addresses as shown on the records of the Company, or at their business addresses, that the dissolution of the Company has been approved (alternatively, the Board may determine that the Company has no employees or known creditors).

3.As soon as practicable after the Effective Date, the Company shall be voluntarily liquidated and dissolved. Pursuant to the Plan, the proper officers of the Company shall perform such acts, execute and deliver such documents, and do all things as may be reasonably necessary or advisable to complete the liquidation and dissolution of the Company, including, but not limited to, the following: (a) promptly wind up the Company's affairs, collect its assets and pay or provide for its liabilities (including contingent liabilities); (b) sell all property of the Company at public or private sale; (c) prosecute, settle or compromise all claims or actions of the Company or to which the Company is subject; (d) declare and pay to or for the account of the Stockholders, at any one or more times as they may determine, liquidating distributions in cash, kind or both; (e) cancel all outstanding shares of stock of the Company upon the dissolution of the Company; (f) execute for or on behalf of the Company, in its corporate name and under its corporate seal, those contracts of sale, deeds, assignments, notices and other documents as may be necessary, desirable or convenient in connection with the carrying out of the liquidation and dissolution of the Company; (g) execute for or on behalf of the Company, in its corporate name and under its corporate seal, such forms and documents as are required by the State of Maryland, any jurisdiction in which the Company has been qualified to do business and the Federal government, including tax returns; and (h) pay all costs, fees and expenses, taxes and other liabilities incurred by the Company and/or its officers in carrying out the liquidation and dissolution of the Company. All expenses incurred by the Company and/or its officers in carrying out the Plan, including the liquidation and dissolution of the Company, shall be borne by the Company.

4.Upon assignment and conveyance of the assets of the Company to the Stockholders, in complete liquidation of the Company as contemplated by Sections 2 and 3 above, and the taking of all actions required under the laws of the State of Maryland in connection with the liquidation and dissolution of the Company, the proper officers of the Company shall execute and cause to be filed with the SDAT, and elsewhere as may be required or deemed appropriate, Articles of Dissolution and such other documents as may be required to dissolve the Company.

5.The Board and such officers of the Company as the Board may direct are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation thereof, including, without limitation, (a) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, whether real or personal, tangible or intangible, (b) the appointment of other persons to carry out any aspect of the Plan, (c) the temporary investment of funds in such medium as the Board may deem appropriate, and (d) the modification or amendment of the Plan as may be necessary or appropriate to implement the Plan. In addition, the Board may abandon the Plan prior to the filing of the Articles of Dissolution of the Company if it determines that abandonment would be advisable and in the best interests of the Company and its stockholders.

6.This Plan is intended to constitute a plan of liquidation for purposes of Section 331 of the Internal Revenue Code of 1986, as amended, and shall be interpreted and applied consistently therewith.

7.Under Maryland law, stockholders will not be entitled to appraisal rights in connection with the liquidation and dissolution of the Company pursuant to this Plan.